BUSINESS STRATEGIC AGREEMENT

BUSINESS STRATEGIC AGREEMENT (this “Agreement”), dated as of May 30, 2006, between Offline Consulting, Inc., a Delaware corporation (“we” or “us”), and Successfulhosting.com, Inc., a Delaware corporation (“you”).

RECITALS

A.  We provide business consulting services and operate a website that has its primary home page identified by the URL http://offlineconsultingny.com ("our site").

B.  You operate a website that has its primary home page identified by the URL www.successfulhosting.com (“your site”).

C.  You and we desire that you refer to us clients that are interested in our business consulting services and that you provide links on your site to our site for the purpose of making such referrals. Subject to and in accordance with the terms of this Agreement, we have agreed to pay you referral fees as further described herein and to grant you a license to provide links from your site to our site.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.  Referrals.

(a)  Subject to the terms and conditions of this Agreement, you may from time to time refer potential customers (each, a “Proposed Lead”) to us. You agree that you shall refer potential customers interested in receiving business consulting services exclusively to us and to no other person. You acknowledge that we may enter into referral agreements or other similar arrangements with other parties and that you shall have no rights under such agreements or to any fees for customers referred to us by others or identified by us. You shall give to us written notice of Proposed Leads.

(b)  We in our sole discretion, shall have the option to enter into, or decline to enter into, an agreement with any Proposed Lead. In the event we decline, for any reason, to enter into an agreement with any Proposed Lead, we shall have no obligation to you under this Agreement or otherwise with respect to such Proposed Lead.

(c)  If (i) such Proposed Lead has: (1) not previously entered into an agreement with us; (2) not previously been referred or introduced to us by any other person; and (3) not already be or have been our customer; and (ii) we enter into an agreement with any such Proposed Lead, upon such terms and conditions acceptable solely to us and such Proposed Lead, within sixty (60) days of such Proposed Lead being referred to us by you, such Proposed Lead shall be considered a “Referred Customer” for purposes of this Agreement and we shall pay a fee to you as set forth below in Section 3.

2.  Links on Your Site.

(a)  Links. We hereby grant you a revocable, non-exclusive, worldwide, royalty-free license for the duration of the term of this Agreement, solely for purposes of facilitating referrals from your site to our site, to provide on your site one or more of the following types of links to our site: (1) a general link on your site to the home page of our site (a “General Link”); and (2) a link on your site that will link to any particular page on our site (an “Any Page Link”, and together with the General Link, a “Link”). During the term of this Agreement, you shall at all times provide a General Link on the e-commerce section of your site.

(b)  Consent to Information. You acknowledge that, by placing any of the above Links within your site, we may receive information from or about visitors to your site or communications between your site and those visitors. You hereby unconditionally consent to and authorize our access to, receipt, storage, use, and disclosure of any and all such information, consistent with the policies and procedures set forth in the Privacy Notice on our site, as modified from time to time.

(c)  Right to Intellectual Property. Except for the license granted under this Section 2, you do not obtain any rights under this Agreement in any intellectual property, including, without limitation, any intellectual property with respect to the Links, link formats, technical specifications, guidelines or graphical artwork, our services, or with respect to the our site’s domain name.

(d)  Site Monitoring. You also acknowledge that we may monitor your site for the purpose of ensuring the quality and reliability of our Links on your site (for example, to detect links that are broken or non-functional, links to services otherwise unavailable, etc.). Therefore, you agree that we may take such actions and that you will not seek to block or otherwise interfere with such monitoring (and that we may use technical means to overcome any methods used on your site to block or interfere with such monitoring).

(e)  Further Limitations. Further, you acknowledge and agree that you will: (1) not display on your site any links or other advertisements of any other person or entity that competes with us; (2) use any data, images, text, or other information obtained by you from us or our site in connection with this Agreement ("Content") only in a lawful manner and only in accordance with the terms of this Agreement; (3) not modify or alter any Content that consists of a graphic image, other than to resize it; (4) not edit any Content that consists of text, other than to shorten its length; (5) not sell, redistribute, sublicense or transfer any Content; (6) not use any Content in a manner intended to send sales to any site other than our site; and (7) promptly delete any Content that is no longer displayed on our site or that we notify you is no longer available for your use.

3.  Referral Fees.

(a)  We will pay you a referral fee on any Proposed Lead that becomes a Referred Customer, which will be equal to fifty percent (50%) of Qualifying Revenues (hereafter defined). “Qualifying Revenues" mean the cash actually received by us from sales of our services to Referred Customers, excluding items such as taxes, disbursements to third parties, write offs, subsequently credited charges, special promotional discounts, discounts, refunds, charge-backs, and fraudulent charges.

(b)  We will pay you referral fees on a quarterly basis. Approximately 30 days following the end of each calendar quarter, we will send you a check for the referral fees earned. Notwithstanding the foregoing, we will accrue and withhold referral fees until the total amount due is at least five hundred and 00/100 ($500.00) dollars.

(c)  You agree that payment of the referral fee provided herein shall be the sole, exclusive, and final compensation due to you with respect to the referral of a Referred Customer.

4.  Policies and Pricing. Referred Customers who retain our services as described in this Agreement will be deemed to be our customers. Accordingly, all of our rules, policies, and operating procedures will apply to those customers. We may change our policies and operating procedures at any time. For example, we will determine the fees to be charged for services sold under this Agreement in accordance with our own pricing policies. Notwithstanding the foregoing, we will provide to Referred Customers a ten percent (10%) discount on our fees charged to Referred Customers.

5.  Limited License. We grant you a nonexclusive, revocable right to use graphic images and text for which we grant express permission, solely for the purpose of assisting in making referrals as described herein. You may not modify the graphic images or text in any way. We reserve all of our rights in the graphic images and text, any other images, our trade names and trademarks, and all other intellectual property rights. You agree to follow any trademark guidelines that we may adopt, as those guidelines may change from time to time. We may revoke your license at any time by giving you written notice.

6.  Responsibility for Your Site. You will be solely responsible for the development, operation, and maintenance of your site and for all materials that appear on your site. For example, you will be solely responsible for: (a) the technical operation of your site and all related equipment; (b) creating and posting Links; (c) the accuracy and appropriateness of materials posted on your site; (d) ensuring that materials posted on your site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights); (e) ensuring that materials posted on your site are not libelous or otherwise illegal; (f) ensuring that your site accurately and adequately discloses, either through a privacy policy or otherwise, how you collect, use, store, and disclose data collected from visitors, including, where applicable, that third parties (including advertisers) may serve content and/or advertisements and collect information directly from visitors and may place or recognize cookies on visitors' browsers. We disclaim all liability for these matters. Further, you will indemnify and hold us harmless from all claims, damages, and expenses (including, without limitation, attorneys' fees) relating to the development, operation, maintenance, and contents of your site.

7.  Compliance with Laws. You agree that, during the term of this Agreement, you will comply with all laws, ordinances, rules, regulations, orders, licenses, permits, judgments, decisions or other requirements of any governmental authority that has jurisdiction over you, whether those laws, etc. are now in effect or later come into effect during the term. Without limiting the foregoing obligation, you agree that you will comply with all applicable laws (federal, state or otherwise) that govern marketing email, including without limitation, the CAN-SPAM Act of 2003 and all other anti-spam laws.

8.  Term of the Agreement. The term of this Agreement will be for a three (3) year period, commencing as of the date hereof and continuing up to and including May 30, 2009. Either you or we may terminate this Agreement at any time, with or without cause, by giving the other party sixty (60) days’ prior written notice of termination. We may terminate this Agreement immediately upon any breach of this Agreement by you. Upon the termination of this Agreement for any reason, you will immediately cease use of, and remove from your site, all links to our site, and all of our trademarks, trade dress, and logos, and all other materials provided by or on behalf of us to you pursuant hereto. You are eligible to earn referral fees only on Referred Customers that retain our services during the term of this Agreement.

9.  Relationship of Parties. You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on your site or otherwise, that reasonably would contradict anything in this Section.

10.  Limitation of Liability; Indemnification.

(a)  We will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement, even if we have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement will not exceed the total referral fees paid or payable to you under this Agreement.

(b)  You shall indemnify and hold harmless us and our officers, directors, owners, agents and employees, from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including but not limited to reasonable attorneys’ fees and costs, brought or imposed against us by you, your employees or by any other parties, arising out of or resulting from the acts or omissions of you, your agents, employees or contractors.

11.  Disclaimers. We make no express or implied warranties or representations with respect to this Agreement or any services sold pursuant hereto (including, without limitation, warranties of fitness, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, we make no representation that the operation of our site will be uninterrupted or error-free, and we will not be liable for the consequences of any interruptions or errors.

12.  Independent Investigation. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU UNDERSTAND THAT WE MAY AT ANY TIME (DIRECTLY OR INDIRECTLY) SOLICIT CUSTOMER REFERRALS ON TERMS THAT MAY DIFFER FROM THOSE CONTAINED IN THIS AGREEMENT OR OPERATE WEB SITES THAT ARE SIMILAR TO OR COMPETE WITH YOUR WEB SITE. YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF AGREEING TO THIS AGREEMENT AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

13.  Miscellaneous. This Agreement will be governed by the laws of the United States and the state of New York, without reference to rules governing choice of laws. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the County of New York, New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent, and any such attempted assignment shall be null and void and of no force or effect; subject to the foregoing restriction, this Agreement will be binding on, inure to the benefit of, and be enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Business Strategic Agreement as of the date first above written.

OFFLINE CONSULTING, INC.

By:	/s/ Marcello Trebitsch
Name: Marcello Trebitsch
Title: President and Chief Executive Officer

SUCCESSFULHOSTING.COM INC.

By:	/s/ Alex Drescher
Name: Alex Drescher
Title: